Exhibit (s)
EXHIBIT S

CALCULATION OF FILING FEE TABLES
Schedule TO
(Form Type)
MFS High Yield Municipal Trust
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation (a)	Fee rate	Amount of Filing Fee (b)
Fees to Be Paid	$9,327,525.90 (c)	0.0001476%	$1,376.74
Fees Previously Paid			—
Total Transaction Valuation	$9,327,525.90 (c)
Total Fees Due for Filing			$1,376.74
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$1,376.74

(a)  Estimated for purposes of calculating the amount of the filing fee only. Pursuant to Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended, the Transactional Valuation was calculated by multiplying 2,832,531.40 shares of shares in the offer (10% of the total number of common shares outstanding) by $3.293 (98% of the net asset value per share of $3.36 as of the close of regular trading on the New York Stock Exchange on October 3, 2023).
(b) Calculated at $147.60 per $1,000,000 of the Transaction Valuation.
(c) Calculated as of the close of business on October 3, 2023.